UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BroadVision, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The following materials were first sent to BroadVision stockholders and others on October 3, 2005 and BroadVision may use these materials in the future for similar purposes:

[BroadVision Letterhead]

September 30, 2005

URGENT STOCKHOLDER ACTION REQUIRED TO PRESERVE VALUE

Dear BroadVision, Inc. Stockholder:

You should have recently received a notice and materials related to the pending sale of BroadVision, Inc. for $0.84 per share in cash.  BroadVision’s board of directors believes that the company will  likely become insolvent if this transaction is not approved.  If this were to occur, your shares would likely be worth much less than the $0.84 per share in cash available in this transaction.

This transaction requires approval of more than 50% of all outstanding shares of the company (and not merely more than 50% of the shares voted).  Shares that are not voted will have the same effect as a vote against the transaction.  Without significant voting to approve the transaction, the transaction may fail.

It is therefore critical that you review the disclosure materials related to this transaction, including BroadVision’s proxy statement, and register your vote as soon as possible.  PLEASE BE SURE TO VOTE AS SOON AS POSSIBLE AND PRIOR TO THE UPCOMING SPECIAL MEETING OF STOCKHOLDERS TO ENSURE YOUR VOTE IS COUNTED.

In summary:

•                  BroadVision has agreed to be sold for $0.84 per share in cash

•                  Sale must be approved by more than 50% of outstanding shares

•                  50% level may not be achieved without significant voting

•                  BroadVision will likely become insolvent if vote fails

•                  Your urgent attention is required to preserve the value of your shares

•                  Please review the definitive proxy materials and register your vote as soon as possible

The proxy materials can be found on the Securities and Exchange Commission’s website at www.sec.gov.  Please pay particular attention to the Risk Factor disclosures concerning BroadVision’s financial condition.

Please feel free to call Georgeson Shareholder Communications, Inc. toll free at 1-866-203-1350.  You may also contact me directly at Bill.Meyer@broadvision.com or 1-650-542-5402.

Sincerely,

Bill Meyer
Chief Financial Officer

Information Concerning Forward-Looking Statements

Information in this letter that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this letter are based upon information available to BroadVision as of the date of this letter, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from BroadVision’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: the risk that the merger transaction may not close; difficulty in attracting or retaining customers or employees as a result of the signing of the definitive merger agreement or the failure of the transaction to close; litigation resulting from the signing of the merger agreement or the associated transactions; and general economic and market conditions. These and other factors and risks associated with BroadVision’s business are discussed in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”).

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, BroadVision has filed a definitive proxy statement and other relevant materials with the SEC.  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF BROADVISION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by BroadVision with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of BroadVision may obtain free copies of the documents filed with the SEC by contacting BroadVision Investor Relations at 650-261-5100 or BroadVision, Inc., 585 Broadway, Redwood City, CA 94063. You may also read and copy any reports, statements and other information filed by BroadVision with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

BroadVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from BroadVision stockholders in favor of the proposed transaction. Certain executive officers and directors of BroadVision have interests in the transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements, ownership interests in BroadVision’s parent company after the transaction and continuation of director and officer insurance and indemnification. These interests are described in the definitive proxy statement.